Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Second Quarter 2012

VALENCIA, CA, May 7, 2012 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal second quarter ended March 31, 2012.

Highlights

•                  Second quarter revenue of $182.1 million, up 3.5% compared to $176.0 million in the prior year

•                  Year to date revenue of $374.7 million, up 7.2% compared to the prior year period, and up 14.3% excluding the two Charleston programs completed in 2011

•                  Net income of $19.7 million, with Diluted Earnings Per Share of $0.21

•                  Adjusted Net Income of $20.8 million, with Adjusted Diluted Earnings Per Share of $0.22

Fiscal 2012 Second Quarter Results

Revenue for the second fiscal quarter was $182.1 million, an increase of 3.5% compared to $176.0 million in the prior year period.  For the first six months of the fiscal year, total revenue was $374.7 million, up 7.2% compared to the prior year period. During the second quarter, Wesco’s Rest of World segment continued to be a significant driver of growth, with revenues increasing by 22.8%.  In the second quarter, Ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 23% and 37%, respectively, compared to 38%, 32% and 30%, respectively, for the same period last year.

Net income for the second quarter of fiscal 2012 was $19.7 million, resulting in Diluted Earnings Per Share of $0.21.  This compared to $21.9 million, or $0.24 per share in the prior year period. Adjusted EBITDA for the second quarter was $38.3 million as compared to $44.9 million in the second quarter of 2011.  The decrease was driven by higher selling, general and administrative expenses, including significant costs associated with operating as a public company, additional costs to support new contracts that have not fully ramped up, as well as a $2.2 million favorable recovery of bad debt expense in the prior year period. Adjusted Net Income was $20.8 million, resulting in Adjusted Diluted Earnings Per Share of $0.22, compared to $23.1 million, or $0.25 per share in the prior year period.

Randy Snyder, Wesco’s Chairman, President, and Chief Executive Officer said, “During the second quarter we reported modest year-on-year revenue growth, and continued to see the benefits of our long-term investment in international markets, with Rest of World revenue increasing over 20% in the quarter. 2012 continues to be an important year of transition for Wesco as we strengthen our public company functions and begin to ramp-

up several significant new contracts. We expect that, over time, these contracts will more than offset the revenues relating to the two programs completed in Charleston, SC last year. Excluding these two programs Wesco sales would have grown 14.3% in the first half of 2012.”

Financial Outlook

“As we have made progress in the implementation of several new contracts, we have found that the level of existing inventory at some customers was higher than expected. Due to this fact, it will take longer to reduce the inventory on-hand and ramp-up sales of products provided by Wesco. Because of this, we believe it is appropriate to revise our financial outlook for the full year based on what we are seeing today,” continued Snyder.

Wesco is revising its full year fiscal 2012 guidance for revenues of between $740-760 million, representing a growth rate of approximately 4-7% over 2011 results, or 12-15% excluding the Charleston programs.  Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $0.88 to $0.93, and $0.92 to $0.97, respectively.  These EPS estimates are based on estimated 2012 fiscal year averages of 92.4 million basic shares and 95.6 million diluted shares.

Conference Call Information

The Company will hold a conference call to discuss its second quarter 2012 results at 5:00 p.m. EDT this afternoon. A live webcast of the call and accompanying slides may be accessed over the Internet from the Company’s website at www.wescoair.com under “Investor Relations.” Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 866-804-6926 (domestic) or 1-857-350-1672 (international) and entering passcode 13013074.  Participants should ask for the Wesco Aircraft Holdings second quarter conference call.

A replay of the live conference call will be available approximately one hour after the call.  The replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1- 617-801-6888 (international) and entering the replay passcode 59412248.  The replay will be available on the Company’s website for one year and by telephonic replay until Monday, May 14, 2012.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of approximately 475,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,000 employees across 30 locations in 11 countries.

Contact Information:

Richard Zubek

Investor Relations

661-802-5078

InvestorRelations@wescoair.com

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iii) Carlyle Acquisition related non-cash stock-based compensation expense, (iv) unusual or non-recurring items and (v) the tax effect of items (i) through (iv) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) Carlyle Acquisition related non-cash stock-based compensation expense and (v) unusual or non-recurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance. You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different than those set forth in this news release. Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as supplemented by the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

Net sales	$182,143	$176,015	$374,697	$349,543
Cost of sales	118,068	108,588	237,350	215,417
Gross profit	64,075	67,427	137,347	134,126
Selling, general and administrative expenses	27,710	24,494	55,903	49,882
Income from operations	36,365	42,933	81,444	84,244
Interest expense, net	(5,831)	(6,309)	(12,345)	(12,586)
Other expense, net	(519)	(693)	(541)	(177)
Income before provision for income taxes	30,015	35,931	68,558	71,481
Provision for income taxes	(10,292)	(13,993)	(25,657)	(27,873)
Net income	$19,723	$21,938	$42,901	$43,608

Net income per share:
Basic	$0.21	$0.24	$0.47	$0.48
Diluted	$0.21	$0.24	$0.45	$0.47

Weighted average shares outstanding:
Basic	91,769	90,607	91,482	90,591
Diluted	95,621	92,672	95,298	92,636

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	March 31,	September 30,
	2012	2011

Assets
Cash and cash equivalents	$55,242	$45,525
Accounts receivable, net	107,711	97,289
Inventories	500,445	483,062
Other current assets	19,201	11,740
Deferred income taxes	38,477	39,289
Total current assets	721,076	676,905
Long-term assets	616,624	624,480
Total assets	$1,337,700	$1,301,385

Liabilities and Stockholders’ Equity
Accounts payable	$68,007	$53,069
Other current liabilities	12,218	18,664
Income taxes payable	1,965	1,144
Capital lease obligations—current portion	1,471	2,069
Total current liabilities	83,661	74,946
Long-term liabilities	575,730	597,968
Total liabilities	659,391	672,914
Total stockholders’ equity	678,309	628,471
Total liabilities and stockholders’ equity	$1,337,700	$1,301,385

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Six Months Ended
	March 31,	March 31,
	2012	2011

Cash flows from operating activities
Net income	$42,901	$43,608
Adjustments to reconcile net income to net cash provided by operating activities
Non-cash items	7,913	8,800
Changes in assets and liabilities
Accounts receivable	(10,099)	(14,803)
Income taxes receivable	(3,024)	(1,671)
Inventories	(18,073)	(2,597)
Prepaid expenses and other assets	(2,575)	(166)
Accounts payable	14,856	(4,728)
Accrued expenses and other liabilities	(5,156)	(924)
Income taxes payable	784	(3,862)
Net cash provided by operating activities	27,527	23,657
Cash flows from investing activities
Purchases of property and equipment	(1,192)	(2,761)
Proceeds from sale of equipment	2,759	—
Net cash provided by (used in) investing activities	1,567	(2,761)
Cash flows from financing activities
Repayments of long-term debt, net	(25,000)	(14,000)
Repayment of capital lease obligations	(1,037)	(875)
Excess tax benefit related to stock options exercised	1,778	—
Proceeds from exercise of stock options	4,782	—
Net cash used in financing activities	(19,477)	(14,875)
Effect of foreign currency exchange rates on cash and cash equivalents	100	186
Net decrease in cash and cash equivalents	9,717	6,207
Cash and cash equivalents, beginning of period	45,525	39,463
Cash and cash equivalents, end of period	$55,242	$45,670

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

EBITDA & Adjusted EBITDA
Net income	$19,723	$21,938	$42,901	$43,608
Provision for income taxes	10,292	13,993	25,657	27,873
Interest and other, net	5,831	6,309	12,345	12,586
Depreciation and amortization	2,249	2,521	4,631	4,629
EBITDA	38,095	44,761	85,534	88,696
Carlyle Acquisition related non-cash stock-based compensation expense	—	175	—	351
Unusual or non-recurring items	205	—	205	—
Adjusted EBITDA	$38,300	$44,936	$85,739	$89,047

Adjusted Net Income
Net income	$19,723	$21,938	$42,901	$43,608
Amortization of intangible assets	923	925	1,845	1,848
Amortization of deferred financing costs	601	853	1,600	1,925
Carlyle Acquisition related non-cash stock-based compensation expense	—	175	—	351
Unusual or non-recurring items	205	—	205	—
Adjustments for tax effect (assumed rate of 40%)	(692)	(782)	(1,460)	(1,650)
Adjusted Net Income	$20,760	$23,109	$45,091	$46,082

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	91,769	90,607	91,482	90,591
Adjusted Net Income Per Basic Shares	$0.23	$0.26	$0.49	$0.51

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	95,621	92,672	95,298	92,636
Adjusted Net Income Per Diluted Shares	$0.22	$0.25	$0.47	$0.50